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                                                                     EXHIBIT 8.1


February 3, 1999



United Pan-Europe Communications N.V.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237

Re: United Pan-Europe Communications N.V. Offering of Ordinary Shares and American Depositary Shares

Ladies and Gentlemen:

This opinion is given in connection with the offering by United Pan-Europe Communications N.V., a company organized under the laws of the Netherlands, of its ordinary shares and ADSs, as described in its registration statement dated February 3, 1999 (Registration Number 333-67895).

Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, the applicable Treasury regulations, and public administrative and judicial interpretations of the code and regulations, all of which are subject to change, which changes could be applied retroactively. Our opinion is also based upon the facts set forth in: (1) the registration statement; (2) the offering documents which consist of

     .    the prospectus of the company issued in connection with the offering,

     . the form of deposit agreement between the company, Citibank, N.A., as depositary, and the owners of ordinary shares and ADSs,

     . the form of underwriting agreements between the company and Goldman, Sachs & Co., the company and Goldman Sachs International, and the company and Morgan Stanley Dean Witter;

and, (3) on certain representations from you in a representation letter dated February 3, 1999, with respect to factual matters, which representations we have not independently verified. We assume that all offering documents have been or will be properly executed and will be valid and binding when executed.
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United Pan-Europe Communications N.V.
February 3, 1999
Page 2

We prepared the discussion included in the registration statement under the caption "Certain United States Federal Income Tax Considerations." The discussion under that caption is our opinion with respect to the material United States federal income tax consequences of the acquisition, ownership and disposition of the ordinary shares expected to result to the U.S. shareholders subject to the conditions, limitations, and assumptions described therein.

The discussion does not purport to cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described therein will have on, any particular U.S. shareholders, and it does not address foreign, state, or local tax consequences. The discussion does not cover the tax consequences that might be applicable to U.S. shareholders who are subject to special rules under the code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons who hold the ADSs and ordinary shares as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons who have a functional currency other than the United States dollar, investors in pass-through entities, U.S. persons owning 10 percent or more of the company through ownership of ordinary shares or ADSs or a combination of ordinary shares and ADSs, and non-U.S. Shareholders). The discussion does not address the federal income tax consequences that may result from a modification of the ordinary shares or ADSs.

Our opinion may change if the applicable law changes, if any of the facts with respect to the ordinary shares or ADSs, as included in the registration statement or the offering documents, change, or if the representations made by you are inaccurate, incomplete, or change, or if the conduct of the parties is materially inconsistent with the facts reflected in the registration statement, offering documents, or representations.

Our opinion represents only our legal judgment based upon current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to the opinion.
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United Pan-Europe Communications N.V.
February 3, 1999
Page 3

We consent to this opinion being filed as an exhibit to the registration statement and we consent to being named in the prospectus.

Very truly yours,

HOLME ROBERTS & OWEN LLP


By: /s/ Mark M. Hrenya
   --------------------------------
   Mark M. Hrenya, Partner